As filed with the Securities and Exchange Commission on October 22, 2025.

Registration No. 333-288899

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Innocan Pharma Corporation

(Exact name of registrant as specified in its charter)

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1015, 926 – 5 Avenue SW, Calgary, Alberta T2P 0N7, Canada +1 (516) 210-4025	Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware (302) 738-6680 (302) 738-7210 (facsimile)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Huberman, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +1 (312) 364-1633	Jason A. Saltzman Gowling WLG (Canada) LLP 1 First Canadian Place 100 King Street West, Suite 1600 Toronto, Ontario M5X 1G5	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

If the Securities and Exchange Commission resumes full operation before the Registration Statement becomes effective, we may file an amendment to this Registration Statement requesting a delay or change in the effectiveness of the Registration Statement.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form F-1 (File No. 333-288899) of Innocan Pharma Corporation (the “Registration Statement”) is being filed solely for the purposes of (i) including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of the Registration Statement 20 days following the filing of Amendment No. 4 and (ii) filing an updated Exhibit 23.1 and in connection therewith to amend and restate the exhibit index set forth in Part II of the Registration Statement. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Indemnification

Our by-laws provide that subject to section 124 of the CBCA, we may indemnify our directors, officers, former directors and officers or other individuals who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of that association with the Company or other entity provided that: (i) he or she acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Company may also indemnify such person in such other circumstances as the CBCA permits or requires.

We also have entered and intend to enter into separate indemnification letter agreements with our directors and executive officers, in addition to the indemnification provided for in our by-laws. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines, costs and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our by-laws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provision of our by-laws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The indemnification provision in our by-laws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. It may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to this indemnification provision.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information as to all securities we have sold since September 2022, which were not registered under the Securities Act. All information in this Item 7 have been adjusted to give effect to the Reverse Split.

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On February 14, 2023, the Company approved the issuance of an aggregate of 6,750 options to purchase common shares to certain employees and consultants, under the Stock Option Plan for an exercise price of CAD$ 18.2.

On February 16, 2023, Innocan closed a non-brokered private placement offering of units, for aggregate gross proceeds of CAD$ 495,500, or the February 2023 Offering. Pursuant to the February 2023 Offering, the Company issued 30,492 units at a price of CAD$ 16.25 each. Each unit consists of (i) one (1) common share; (ii) one-half of one (1) Class A common share purchase warrant, entitling the holder to purchase one common share at a price of CAD$ 20.15 for a period of two (2) years from the date of issuance; and (iii) one-half of one (1) Class B common share purchase warrant, entitling the holder to purchase one common share at a price of CAD$ 28.6 for a period of three (3) years from the date of issuance.

On August 3, 2023, the Company closed a non-brokered private placement offering of 129,381 units at a price of CAD$ 14.95 per unit for aggregate gross proceeds of CAD$ 1,934,239, or the August 2023 Offering. Pursuant to the August 2023 Offering, each unit consisted of: (i) one (1) common share; (ii) one-half of one Class A share purchase warrant, entitling the holder to purchase one common share at a price of CAD$ 18.85 for a period of three (3) years from the date of issuance; and (iii) one-half of one Class B share purchase warrant, entitling the holder to purchase one common share at a price of CAD$26 for a period of five (5) years from the date of issuance.

On August 15, 2023, the Company also announced that it granted 78,747 stock options to officers, directors, employees and consultants to the Company. The options have a strike price of CAD$14.95 with various vesting periods up to twenty-four (24) months and an expiration date of August 11, 2028.

On October 12, 2023, the Company announced the closing of a first tranche private placement of 21,849 units at a price of CAD$ 19.5 per unit for aggregate gross proceeds of CAD$ 426,060 led by Research Capital Corporation as sole agent and bookrunner, or the Agent, pursuant to the “listed issuer financing exemption,” or the LIFE Offering. Pursuant to the LIFE Offering, each unit is comprised of one common share and one common share purchase warrant of the Company. Each common share purchase warrant entitles the holder to purchase one common share at an exercise price of CAD$ 23.4 for a period of thirty-six (36) months. In connection with the first tranche, the Agent received a cash fee equal to CAD$ 34,084.80 and the Company issued to the Agent 1,748 broker warrants each entitling the holder to purchase one unit at an exercise price of CAD$ 19.5 for a period of 36 months from the closing of the LIFE Offering, or the Broker Warrants.

On October 20, 2023, the Company announced a second and final tranche of 61,622 units for aggregate gross proceeds of CAD$ 1,202,622.40 pursuant to its LIFE Offering. In total, taking into account the first tranche and the second tranche, the Company issued an aggregate of 83,471 units under the LIFE Offering for aggregate gross proceeds of CAD$ 1,627,682.40 pursuant to the LIFE Offering. In connection with the second tranche, the Agent received an additional cash fee equal to CAD$ 18,330 and issued to the Agent, 940 Broker Warrants.

On March 14, 2024, the Company announced that it had closed a non-brokered private placement offering of units pursuant to which it issued 122,351 units at a price of CAD$ 16.25 per unit for aggregate gross proceeds of CAD$ 1,988,210. Each unit was comprised of one common share and one common share purchase warrant, such warrant entitling the holder to purchase one common share at an exercise price of CAD$ 20.8 for a period of four (4) years from the date of issuance.

On August 29, 2024, the Company announced that it had closed a non-brokered private placement offering of units pursuant to which it issued 77,319 units at a price of CAD$ 14.3 per unit for aggregate gross proceeds of CAD$ 1,105,659.50. Each unit was comprised of one common share and one common share purchase warrant, such warrant entitling the holder to purchase one common share at an exercise price of CAD$ 20.8 for a period of four (4) years from the date of issuance.

On December 31, 2024, the Company closed a non-brokered private placement offering of units pursuant to which it issued 48,880 units at a price of CAD$ 13.0 per unit for aggregate gross proceeds of CAD$ 635,444.60. Each unit was comprised of one common share and one common share purchase warrant, such warrant entitling the holder to purchase one common share at an exercise price of CAD$ 18.2 for a period of four (4) years from the date of issuance.

On March 7, 2025, the Company closed a non-brokered private placement offering of a debenture unit for gross proceeds of $1,000,000. The debenture unit consists of: (i) one secured convertible debenture in the principal amount of $1,000,000, and (ii) a warrant to purchase 85,470 common shares. The debenture matures two years from the date of issuance, will bear interest at the rate of 10% per annum accrued to maturity and compounding annually, and is convertible into common shares of the Company prior to the maturity date, at a price of C$13.65 per share (based on a foreign exchange rate on the day prior to the date of conversion). Each warrant is exercisable into one Common Share at a price of C$16.9 for a period of four years from the date of issuance.

On April 15, 2025, the Company closed a non-brokered private placement offering of units pursuant to which it issued 18,362 units at a price of CAD$ 11.70 per unit for aggregate gross proceeds of CAD$ 214,839. Each unit was comprised of one common share and one common share purchase warrant, such warrant entitling the holder to purchase one common share at an exercise price of CAD$ 16.25 for a period of four (4) years from the date of issuance.

On July 2, 2025, the Company announced that it granted an aggregate of 354,615 Restricted Share Units (“RSUs”) to certain directors, officers and employees of the Company, payable in common shares of the Company upon satisfaction of various milestone-based vesting conditions. The Options were granted under the Company’s stock option plan as most recently amended on June 26, 2025.

On July 2, 2025, the Company also announced that it granted 30,000 stock options to consultants of the Company. The options have a strike price of CAD$14.625 with immediate vesting and an expiration date of July 2, 2030.

No underwriters were employed in connection with the securities issuances set forth in this Item.

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Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
1.1**	Form of Underwriting Agreement.

3.1**	Articles of Incorporation of Innocan Pharma Corporation, as currently in effect.

3.2**	Certificate of Amendment to the Articles of Incorporation of Innocan Pharma Corporation

3.3**	Form of Second Certificate of Amendment to Articles of Incorporation of Innocan Pharma Corporation.

3.4**	Bylaws of Innocan Pharma Corporation, as currently in effect.

4.1^**	Founders Agreement dated May 26, 2021 between Innocan Pharma Ltd. and Brandzon Co Ltd.

4.2^**	Addendum to Founders Agreement dated March 15, 2022 between Innocan Pharma Ltd. and Brandzon Co Ltd.

4.3^**	Amendment to Founders Agreement dated May 20, 2024 between Innocan Pharma Ltd. and Brandzon Co Ltd.

4.4**	Second Amendment to Founders Agreement dated March 4, 2025 between Innocan Pharma Ltd. and Brandzon Co Ltd.

4.5**	Form of Warrant.

4.6**	Form of Warrant Agent Agreement.

5.1**	Opinion of Gowling WLG (Canada) LLP, Canadian counsel to the Registrant, related to the issuance of the common shares and Warrants.

5.2**	Opinion of Greenberg Traurig, P.A., US counsel to the Registrant.

10.1**	Form of Indemnification Agreement for Office Holders.

10.2**	Stock Option Plan.

10.3%	[RESERVED]

10.4^**	License Agreement dated January 21, 2020, by and between Yissum Research and Development Company of the Hebrew University of Jerusalem and Innocan Pharma Corporation.

10.5**	Amendment #1 to License Agreement with Yissum Research and Development Company.

10.6^**	Amendment #2 to License Agreement with Yissum Research and Development Company.

10.7^**	Amendment #3 to License Agreement with Yissum Research and Development Company.

10.8^**	Amendment #4 to License Agreement with Yissum Research and Development Company.

10.9^**	Amendment #5 to License Agreement with Yissum Research and Development Company.

10.10^**	Amendment #6 to License Agreement with Yissum Research and Development Company.

10.11^**	Amendment #7 to License Agreement with Yissum Research and Development Company.

10.12^**	Amendment #8 to License Agreement with Yissum Research and Development Company.

10.13**	Amendment #9 to License Agreement with Yissum Research and Development Company.

10.14^**	Amendment #10 to License Agreement with Yissum Research and Development Company.

23.1*	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, independent registered public accounting firm.

23.2**	Consent of Gowling WLG (Canada) LLP. (included in Exhibit 5.1).

23.3**	Consent of Greenberg Traurig P.A. (included in Exhibit 5.2).

24.1**	Power of Attorney (included in signature pages of Registration Statement).

107**	Filing Fee Table.

*	Filed herewith.
**	Previously Filed.
^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.
%	Reserved in exhibit index for the purpose of preserving the exhibit numbering of previously filed exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Calgary, Province of Alberta, Canada on this 22nd day of October, 2025.

INNOCAN PHARMA CORPORATION

By:	/s/ Iris Bincovich

Iris Bincovich, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Iris Bincovich	Chief Executive Officer, Interim Chairwoman	October 22, 2025
Iris Bincovich	(Principal Executive Officer)

/s/ Nelson Halpern	Chief Financial Officer	October 22, 2025
Nelson Halpern	(Principal Financial and Accounting Officer)

*	Director	October 22, 2025
Eyal Flom

*	Chief Operations Officer, Director	October 22, 2025
Roni Kamhi

*	Director	October 22, 2025
Ralph C.L Bossino

*	Director	October 22, 2025
Joshua A. Lintern

*	Director	October 22, 2025
Peter Bloch

* /s/ Iris Bincovich
Iris Bincovch
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Innocan Pharma Corporation, has signed this Registration Statement on this 22nd day of October, 2025.

Puglisi & Associates
Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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